Exhibit 10.17

5875 Green Valley Circle, Suite 100

Culver City, CA 90230

Phone: 984.377.3737

Fax: 888.534.6531

October 20, 2016

Jonathan Cotliar, M.D.

Re:         Offer of Employment

Dear Jonathan,

On behalf of Science 37, Inc. (“Science 37”), I am pleased to offer you employment in the position of Vice President of Medical Affairs, reporting to Belinda Tan, M.D., Ph.D., Chief Medical Officer. Your responsibilities in this position would include but not be limited to: advising on trial execution and overseeing trial operations from a medical and investigator standpoint; serving as Principal Investigator in Dermatology trials, as needed; responding to sponsor questions regarding trial feasibility; and helping establish strategic partnerships. This letter sets out the terms of your employment with Science 37, which will start on November 1, 2016 at 50% time and on January 1, 2017 at 100% time, should you accept this offer.

If you decide to join us, for the period during which you are 50% time, your salary will be $10,000 per month. When you shift to 100% time, your salary will be $20,000 per month, which annualizes to $240,000 per year, less applicable tax and other withholdings, paid in accordance with Science 37’s normal payroll practices. Future adjustments in compensation, if any, will be made by Science 37 in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

In addition, you will be eligible to participate in Science 37’s fringe benefit plans, including health insurance premium contributions, vacation program, and 401(k) retirement savings plan in accordance with the benefit plan requirements, as long as your percent time is at least 80%. Science 37 may change its benefit plans from time to time in accordance with applicable laws. You may also be eligible to participate in any incentive compensation plan that may be established by Science 37 during your employment.

To support your relocation, we will provide you with a one-time, upfront payment of $25,000 to reimburse you in advance for your relocation costs. Please submit all receipts to ensure treatment of reimbursement. Any unused portion of the $25,000 relocation expense will be treated as taxable wages subject to withholding of all applicable taxes.

As the Vice President of Medical Affairs, we will provide you $7,500 annually for conferences that are mutually determined to further the mission of Science 37 with the understanding that there will be some overlap between your professional interests in Dermatology and Science 37’s mission.

Subject to the approval of Science 37’s Board of Directors, you will be granted an option to purchase 100,000 shares of Science 37 common stock in accordance with Science 37’s Stock Option Agreement. Should the Board approve the grant, you will be required to sign the Science 37 Stock Option Plan Agreement and your option will be subject to the terms and conditions of the same. Any option granted will vest over a period of to be determined by Science 37’s Board of Directors.

Jonathan Cotliar, M.D.

October 20, 2016

If you accept this offer, your employment with Science 37 will be “at will.” This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Science 37 can terminate the employment relationship at any time, with or without cause or advance notice. In addition, Science 37 reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and use its managerial discretion in deciding on appropriate discipline.

This offer is contingent upon you: 1) signing Science 37’s standard form of Employee Proprietary Information and Inventions Agreement (a copy of which is enclosed); 2) affirming that you have not been not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts; and 3) timely providing Science 37 with appropriate documents establishing your identity and right to work in the United States.

This letter and the Employee Proprietary Information and Inventions Agreement constitute the entire agreement between you and Science 37 regarding the terms and conditions of your employment, and supersede all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and Science 37 on this subject. The provisions of this agreement regarding “at will” employment may only be modified by a document signed by you and an authorized representative of Science 37.

Jonathan, we look forward to working with you at Science 37. This offer will remain open until October 31, 2016. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of Science 37’s offer on the terms set forth in this letter.

Sincerely, Science 37, Inc.

By	/s/ Noah Craft
Noah Craft, M.D., Ph.D., D.T.M.H.
Chief Executive Officer

I agree to and accept employment with Science 37 on the terms and conditions set forth in this agreement. I affirm that I have not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts. I understand and agree that my employment with Company is at-will.

Date:	11/14/16	/s/ Jonathan Cotliar, M.D.
Jonathan Cotliar, M.D.